Exhibit 99.4

MCBC HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 2, 2017 (the “Closing Date”), MCBC Holdings, Inc., collectively referred to as “we,” “our,” “MasterCraft,” or the “Company,” purchased all of the outstanding units of Nautic Star, LLC (the “Acquisition”) for a purchase price of approximately $79.8 million, subject to certain adjustments, including customary adjustments for the amount of working capital in the business at the Closing Date. The Company funded the purchase price primarily with borrowings under its Third Amended and Restated Credit Agreement. The Amended Credit Agreement bears interest, at the Company’s option, at either the prime rate plus an applicable margin ranging from 0.75% to 1.75% or at an adjusted London Interbank Offered Rate (“LIBOR”) plus an applicable margin ranging from 1.75% to 2.75%, in each case based on the Company’s senior leverage ratio. Based on the Company’s current senior leverage ratio, the applicable margin for loans accruing interest at the prime rate is 1.25% and the applicable margin for loans accruing interest at LIBOR is 2.25%. The Amended Credit Agreement is secured by a first-priority security interest in substantially all of the Company’s assets. Obligations under the Amended Credit Agreement are guaranteed by the Company and secured by the assets of each of its domestic subsidiaries. The Amended Credit Agreement contains a number of covenants that, among other things, restrict the Company’s ability to, subject to specified exceptions, incur additional debt; incur additional liens and contingent liabilities; sell or dispose of assets; merge with or acquire other companies; liquidate or dissolve; engage in businesses that are not in a related line of business; make loans, advances or guarantees; pay dividends or make other distributions; engage in transactions with affiliates; and make investments. The Company is also required to maintain a specified consolidated fixed charge coverage ratio and a specified total leverage ratio. The Amended Credit Agreement includes customary events of default, including, but not limited to, payment defaults, covenant defaults, breaches of representations and warranties, cross-defaults to certain indebtedness, certain events of bankruptcy and insolvency, defaults under any security documents, and a change of control. The Term Loan will mature and all remaining amounts outstanding thereunder will be due and payable on October 2, 2022.

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of the Company and the historical consolidated financial statements of NauticStar, LLC (“Nautic Star”) and is intended to provide information about how the Acquisition of Nautic Star and related financing may have affected the Company’s historical consolidated financial statements. The unaudited pro forma condensed combined statements of operations information for the year ended June 30, 2017 are presented as if the Acquisition and related financing occurred on July 1, 2016. The unaudited pro forma condensed combined balance sheet as of June 30, 2017 is presented as if the Acquisition and related financing had occurred on July 1, 2016. The pro forma adjustments are described in the accompanying notes and are based upon available information and assumptions available that we believe are reasonable at the time of the filing of this report on Form 8-K/A.

The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2017 was derived from the Company’s audited consolidated statement of operations for the year ended June 30, 2017 and Nautic Star’s condensed consolidated statement of operations for the twelve months ended June 30, 2017 were derived by adding the historical financial information included in NauticStar’s audited statements of income for the year ended December 31, 2016 and NauticStar’s unaudited statement of income for the six months ended June 30, 2017, and excluding NauticStar’s unaudited statement of income for the six months ended June 30, 2016.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what our financial position or results of operations would have been had we completed the Acquisition as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

NauticStar’s assets and liabilities are recorded at their estimated fair values. Pro forma purchase price allocation adjustments have been made for the purpose of providing unaudited pro forma condensed combined financial information based on current estimates and currently available information, and are subject to revision based on final, independent determinations of fair value and final allocation of purchase price to the assets and liabilities of the business acquired. The unaudited pro forma condensed combined statements of operations do not reflect the realization of any expected cost savings and other synergies resulting from the Acquisition as a result of any cost saving initiatives planned subsequent to the closing of the Acquisition and related financing nor do they reflect any nonrecurring costs directly attributable to the Acquisition and related financing.

The accounting policies used in the presentation of the following unaudited pro forma condensed combined financial information are those set out in the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2017. Certain reclassifications of NauticStar’s historical statements of income have been made to conform to the Company’s accounting policies.

The unaudited pro forma condensed combined consolidated financial statements along with the assumptions underlying the pro forma adjustments are described in the accompanying notes and should be read in conjunction with the historical consolidated financial statements contained in the Company’s annual report on Form 10-K for the year ended June 30, 2017 and NauticStar’s historical financial statements included in Exhibits 99.1, 99.2 and 99.3 contained in this Form 8-K/A.

MCBC HOLDINGS, INC. AND SUBSIDIARIES

Pro Forma Condensed Consolidated Statement of Operations (Unaudited)

For the Fiscal Year Ended June 30, 2017

(In thousands, except share data)

	MCBC Holdings, Inc. Historical	Nautic Star, LLC Historical			MCBC Holdings, Inc.
	Fiscal Year Ended June 30, 2017	Twelve Months Ended June 30, 2017	Pro Forma Adjustments		Pro Forma Combined
NET SALES	$228,634	$77,071	$		$305,705
COST OF SALES	165,158	62,912	(153	)(a)	227,917
GROSS PROFIT	63,476	14,159	153		77,788
OPERATING EXPENSES:
Selling and marketing	9,380	1,691	546	(b)	11,617
General and administrative	20,474	3,439	—		23,913
Amortization of intangible assets	107	—	3,083	(c)	3,190
Total operating expenses	29,961	5,130	3,629		38,720
OPERATING INCOME	33,515	9,029	(3,476)		39,068
OTHER EXPENSE (INCOME):
Interest expense	2,222	—	3,380	(d)	5,602
Other	—	(12)			(12)
INCOME BEFORE INCOME TAX EXPENSE	31,293	9,041	(6,856)		33,478
INCOME TAX EXPENSE	11,723	—	836	(e)	12,559
NET INCOME (LOSS)	$19,570	$9,041	$(7,692)		$20,919

WEIGHTED AVERAGE SHARES:
Basic	18,592,885				18,592,885
Diluted	18,620,708				18,620,708

(a)              Reflects $393 in additional depreciation related to an increase in the estimated fair value of tangible assets and $546 in reclassifications of purchase discounts associated with a Joint Marketing Agreement (“JMA”) from selling and marketing to cost of sales to conform the presentation of NauticStar’s financial information to MasterCrafts’s presentation. Excludes the increase of $303 attributable to the nonrecurring estimated fair value step up in inventory assumed as part of the Acquisition.

(b)              Reflects reclassifications of $546 in JMA purchase discounts from selling and marketing to cost of sales to conform the presentation of NauticStar’s financial information to MasterCrafts’s presentation.

(c)               Reflects the amortization expense attributable to intangible assets assumed to be acquired as part of the Acquisition.

(d)              Reflects increased interest expense resulting from the borrowings in connection with the Acquisition based on the current interest rate of 3.80%. The Company, in connection with the Acquisition, entered into an Amended Credit Agreement providing the Company with an $145 million senior secured credit facility, consisting of a $115 million term loan and a $30 million revolving credit facility. The Company used the proceeds from the term loan to fund the payment of the purchase price.

(e)               Represents the income tax impact of the pro forma adjustments based on the applicable blended rate, including, (i) interest expense on the Company’s additional proceeds from the new term loan assumed to finance the Acquisition, (ii) amortization expense of intangible assets assumed acquired as part of the Acquisition, and (iii) depreciation expense for tangible assets assumed as part of the Acquisition.

MCBC HOLDINGS, INC. AND SUBSIDIARIES

Pro Forma Consolidated Balance Sheet (Unaudited)

As of June 30, 2017

(In thousands, except share data)

	MCBC Holdings, Inc. Historical	Nautic Star, LLC Historical			MCBC Holdings, Inc.
	As of June 30, 2017	As of June 30, 2017	Pro Forma Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,038	$4,829	$(251	)(a)	$8,616
Accounts receivable — net	3,500	1,806	—		5,306
Inventories — net	11,676	3,850	303	(b)	15,829
Prepaid expenses and other current assets	2,438	86	—		2,524
Total current assets	21,652	10,571	52		32,275
Property, plant and equipment — net	14,827	3,589	3,750	(c)	22,166
Intangible assets — net	16,643	—	45,434	(d)	62,077
Goodwill	29,593	—	30,290	(e)	59,883
Deferred debt issuance costs — net	481	—	—		481
Other	125	7	—		132
Total assets	83,321	14,167	79,526		177,014
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	11,008	762	—		11,770
Income tax payable	780	—	—		780
Accrued expenses and other current liabilities	21,410	3,048	—		24,458
Current portion of long term debt, net of unamortized debt issuance costs	3,687	—	3,737	(f)	7,424
Total current liabilities	36,885	3,810	3,737		44,432
Long term debt, net of unamortized debt issuance costs	30,790	—	75,789	(f)	106,579
Deferred income taxes	953	—	—		953
Unrecognized tax positions	2,932	—	—		2,932
Total liabilities	71,560	3,810	79,526		154,896
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,637,445 shares at June 30, 2017	186	—	—		186
Member units		10,357	(10,357	)(g)	—
Additional paid-in capital	112,945	—	10,357	(g)	123,302
Accumulated deficit	(101,370)	—	—		(101,370)
Total stockholders’ equity	11,761	10,357	—		22,118
Total liabilities and stockholders’ equity	$83,321	$14,167	$79,526		$177,014

(a)              Reflects cash proceeds used by the Company to fund the Acquisition.

(b)              Represents an increase of $303 in the estimated fair value of inventory. The allocation of fair value to inventory is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. An independent valuation of management’s estimate has not been performed at the time of this report. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to goodwill.

(c)               Represents the increase in estimated fair value of tangible assets for pro forma purposes. This allocation is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. An independent valuation of management’s estimate has not been performed at the time of this report. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to goodwill.

(d)              Reflects the estimated amount of goodwill acquired at the date of the Acquisition. Goodwill represents the total excess of the total purchase price over the fair value of the net assets acquired. This allocation is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to goodwill. Residual goodwill at the date of Acquisition will vary from goodwill presented in the unaudited pro forma condensed combined balance sheet due to changes in the net book value of intangible assets during the period presented through the date of acquisition as well as results of an independent valuation, which has not been completed at the time of this report.

(e)               Reflects the preliminary estimate of the fair value of the acquired intangible assets, including trade name, customer relationship assets and non-compete agreements with key employees. The purchase price allocated to these intangible assets was based on management’s estimate of the fair value of assets purchased, and has not been subject to an independent valuation at the time of this report.

(f)                Reflects borrowings net of debt issuance costs under the Amended Credit Agreement used to repay the Company’s previously existing term loan, fund the Acquisition and pay certain fees and expenses related to entering into the Credit Agreement.

(g)               Represents the elimination of the historical owners’ equity interest in Nautic Star, LLC.